FORM OF

AMENDED AND RESTATED

EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT

THIS AGREEMENT is entered into as of the 22nd day of July, 2013, as amended and restated July 23, 2014, October 31, 2014 and [                    ], by and between EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP (the “Adviser”) and EQUINOX FUNDS TRUST (the “Trust”), on behalf certain series of the Trust set forth on Schedule A to this Agreement (each a “Fund,” and collectively, the “Funds”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that a Fund’s annual operating expenses, excluding taxes, interest, extraordinary items, brokerage commissions, and “class-specific fees and expenses” (defined below), do not exceed the levels described below. Class-specific fees and expenses are distribution expenses, transfer agency expenses, expenses of preparation, printing and mailing, prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of the Trust; and

WHEREAS, effective [                    ], the Adviser desires to amend and restate this agreement to incorporate a new Schedule A which sets forth the certain series of the Trust that are parties to this Agreement;

NOW, THEREFORE, the parties agree as follows:

Fee Reduction. The Adviser agrees that from the effective date as set forth on Schedule A until the termination date as set forth on Schedule A with respect to a Fund, it will reduce its compensation and/or reimburse certain expenses for such a Fund, to the extent necessary to ensure that such Fund’s total operating expenses, excluding taxes, any class-specific fees and expenses, interest, extraordinary items, “Acquired Fund fees and expenses” (as defined in Form N-1A) and brokerage commissions, do not exceed the contractual limits on Fund Operating Expenses set forth on Schedule A.

Fee Recovery. The Adviser shall be entitled to recover from a Fund, subject to approval by the Board of Trustees of the Trust, which shall not be unreasonably withheld, such amounts waived or reimbursed by the Adviser with respect to a Fund pursuant to this Agreement for a period of up to three (3) years from the year in which the Adviser reduced its compensation and/or assumed expenses for such Fund. The Adviser shall only be permitted to seek reimbursement from a Fund, subject to certain limitations, for fees it waived and Fund expenses it paid to the extent the total annual fund operating expenses for a Class do not exceed the limits described above under “Fee Reduction” or any lesser limits in effect at the time of reimbursement.

Term. This Agreement shall terminate with respect to a Fund listed on Schedule A on the dates listed on Schedule A, or at an earlier date upon the discretion of the Board of Trustees of the Trust, upon 60 days’ written notice to the Adviser, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:
Name:
Title:

EQUINOX FUNDS TRUST, on behalf of the Fund

By:
Name:	Robert J. Enck
Title:	President

Form of

Schedule A

Dated [                    ]

To The

Expense Limitation/Reimbursement Agreement

Dated July 22, 2013, as Amended and Restated Through [                    ]

Between

Equinox Funds Trust And Equinox Institutional Asset Management, L.P.

Funds	Contractual Limit on Total Operating Expenses	Effective Date	Termination Date
Equinox EquityHedge U.S. Strategy Fund	2.24%	Commencement of Operations	October 30, 2014
	1.20%	October 31, 2014	October 31, 2016
Equinox IPM Systematic Macro Fund	1.89%	Commencement of Operations	November 30, 2016

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:
Name:
Title:

EQUINOX FUNDS TRUST, on behalf of the Fund

By:
Name:	Robert J. Enck
Title:	President